REALSYSTEM
Regulatory Enforcement and Licensing

Florida Office of Financial Regulation

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License Details

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License Number: 70259 ***Current Date: 01/13/2020 02:30 PM***

Name:	TMI TRUST COMPANY
License Type:	Non-Deposit Trust Company
License Status:	Active
License Status Effective Date:	07/05/2018
Original Date of Licensure:	07/01/1998

Addresses

Business Main Address	Address	**1715 NORTH WESTSHORE BOULEVARD** **SUITE 750** **TAMPA , FL** **HILLSBOROUGH** **33607** **US** View on a map
	Phone Number:	(813) 288-4991
Mailing Address	Address	**455 FAIRWAY DRIVE, SUITE 103** **DEERFIELD BEACH , FL** **33441** View on a map

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